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                                                                          , 2001
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Credit Suisse Institutional Fund, Inc.
466 Lexington Avenue
New York, New York  10017

         RE:      CO-ADMINISTRATION SERVICE FEES

                  Ladies and Gentlemen:

This letter constitutes our agreement with respect to compensation to be paid to PFPC Inc. ("PFPC") under the terms of a Co-Administration Agreement dated June 20, 1995 between you (the "Fund") and PFPC. Pursuant to Paragraph 11 of that Agreement, and in consideration of the services to be provided to you, on behalf of the Select Equity Portfolio, Capital Appreciation Portfolio and Small Cap Value Portfolio (each a "Portfolio" and together the "Portfolios") you will pay PFPC an annual co-administration fee, to be calculated daily and paid monthly. You will also reimburse PFPC for its out-of-pocket expenses incurred on behalf of the Portfolios, including, but not limited to: postage and handling, telephone, telex, FedEx and outside pricing service charges.

The annual administration and accounting fee with respect to the Select Equity Portfolio, Capital Appreciation Portfolio and Small Cap Value Portfolio shall be 0.075% of each Portfolio's first $150 million in average daily net assets, 0.06% of the next $150 million in average daily net assets and 0.05% of average daily net assets over $300 million.

The fee for the period from the day of the year this agreement is entered into until the end of that year shall be pro-rated according to the proportion which such period bears to the full annual period.

If the foregoing accurately sets forth our agreement, and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

                                        Very truly yours,

                                        PFPC INC.


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

Accepted:

CREDIT SUISSE INSTITUTIONAL
FUND, INC.


By:
    -----------------------------------
    Name:
    Title: